Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn., February 22, 2005 (BUSINESS WIRE) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2005 first quarter.

HIGHLIGHTS

•                  EPS of $.46, up 24 percent from $.37 in 2004

•                  Dollar sales of $1.3 billion increased 12 percent from 2004

•                  Volume up 4 percent compared to last year

•                  Jennie-O Turkey Store operating profit up 55 percent; volume up 2 percent; dollar sales up 10 percent

•                  Refrigerated Foods operating profit up 20 percent; volume up 9 percent; dollar sales up 19 percent

•                  Grocery Products operating profit up 2 percent; volume down 1 percent; dollar sales up 5 percent

•                  Specialty Foods operating profit down 25 percent; volume down 2 percent; dollar sales down 2 percent

•                  Clougherty Packing, maker of the FARMER JOHN brand, acquired in the quarter

Hormel Foods Corporation (NYSE: HRL-News), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2005 first quarter net earnings of $64.5 million, up 24 percent from $51.8 million a year earlier.  Earnings per share were $.46 this year compared with $.37 last year.  Sales totaled $1.3 billion, up from $1.1 billion in fiscal 2004.

COMMENTARY AND OUTLOOK

“Our top and bottom lines reflected impressive growth as a result of outstanding demand for our value-added pork and turkey products,” said Joel W. Johnson, chairman of the board and chief executive officer.  “Also, our ability to raise prices within the Grocery Products Segment in June of last year enabled us to recover higher input costs,” Johnson said.

“We are excited about the recent additions to our portfolio of Clougherty Packing and Arriba Foods (Mexican Accent).  Clougherty Packing, the company behind the FARMER JOHN brand, which we acquired at the end of December, is a logical fit for our organization.  Its strong west coast brand and strategic west coast manufacturing location strengthen our position in the market and we look forward to Clougherty Packing’s many contributions to our organization. The Mexican Accent purchase, which was completed at the end of January, complements our fast-growing ethnic products portfolio,” Johnson stated.

“Several key brands contributed to our success in the quarter, with the standout performance coming from the Jennie-O Turkey Store Segment,”   Johnson commented.  “On top of very good value-added growth in our turkey segment, strong market conditions and decreasing feed costs helped deliver the outstanding results,” said Johnson.

“We continue to see aggressive growth in our Foodservice businesses.  The Hormel Foods and Jennie-O Turkey Store Foodservice business unit dollar sales were up 14 percent and 8 percent, respectively.  Brands contributing strong growth include CAFÉ H products, AUSTIN BLUES BBQ products, HORMEL ALWAYS TENDER pork and JENNIE-O TURKEY STORE oven roasted products,” Johnson stated.

“Improvements in our Grocery Products sales and operating profit were driven by double-digit growth in HORMEL and STAGG chili, and the SPAM family of products.  Consumer response to our national roll-out of STAGG chili and the aggressive marketing support behind HORMEL and STAGG chili have been very good.  Ethnic brands also reported solid results within this segment, with sales up 8%,” Johnson said.

“After assessing industry factors and our business plans and prospects, our earnings guidance for the second quarter of fiscal 2005 is in a range of $.38 to $.44 per share, versus actual fiscal 2004 results of $.38.  For the full year of fiscal 2005, we are increasing our earnings guidance from a range of $1.65 to $1.75 to a range of $1.70 to $1.80,” Johnson concluded.

OPERATING HIGHLIGHTS

Grocery Products (15 % of Net Sales, 31% of Segment Operating Profit)

•                  Dollar sales totaled $194 million, up 5 percent.

•                  Volume declined 1 percent due to weaker sales from DINTY MOORE canned products.  Double-digit growth was reported for the SPAM family of products, HORMEL and STAGG chili, HORMEL bacon bits, CARAPELLI olive oil and HERDEZ Mexican products.

•                  Operating profit was up 2 percent.  Growth from the above mentioned items and the price increase implemented in the third quarter of 2004 contributed to profitability.  Weaker sales from DINTY MOORE canned products offset a large portion of the profits from the categories reporting growth.

•                  SPAM Singles was introduced in eight additional markets.

Refrigerated Foods (51 % of Net Sales, 32 % of Segment Operating Profit)

•                  Dollar sales totaled $648 million, up 19 percent (up 12 percent without Clougherty Packing).

•                  Volume increased 9 percent (up 1 percent without Clougherty Packing).

•                  Operating profit rose 20 percent to $36 million.

•                  Leading the growth within this segment were double-digit volume performers HORMEL sliced pepperoni, HORMEL fully cooked bacon and HORMEL fully cooked entrees.

•                  Foodservice reported double-digit volume growth in key categories including ALWAYS TENDER  pork, AUSTIN BLUES BBQ and CAFÉ H products.

Jennie-O Turkey Store (20 % of Net Sales, 30 % of Segment Operating Profit)

•                  Dollar sales totaled $261 million, an increase of 10 percent.  The improved sales were the result of securing new distribution of existing products and new product introductions.

•                  Volume was up 2 percent.  Value-added products reported 4 percent growth, led by double-digit growth in the deli channel.  Strong results also were contributed by JENNIE-O TURKEY STORE rotisserie turkey breasts, tray pack, bacon and marinated tenders.  Commodity volume continued to decline as we converted more products to value-added.

•                  Operating profit totaled $34 million compared with $22 million last year, up 55 percent.  The higher operating profit resulted from a combination of value-added sales growth, favorable commodity meat markets and lower feed costs.

•                  Lower grain costs are expected for 2005 compared with last year.

•                  Foodservice dollar sales were up 8 percent.

Specialty Foods (9 % of Net Sales, 3 % of Segment Operating Profit)

•                  Dollar sales decreased 2 percent to $110 million, with weaker sales in the sports nutrition and managed healthcare channels.

•                  Volume declined 2 percent.

•                  Operating profit was down 25 percent to $4 million.

•                  Diamond Crystal Brands’ sugar substitute category continued to report strong growth.  Core product sales for Diamond Crystal Brands were up 21 percent.

All Other (5 % of Net Sales, 4 % of Segment Operating Profit)

•                  Dollar sales rose 1 percent to $58 million.  Year-ago results included $10 million of sales from Vista International Packaging, which we sold in the third quarter of fiscal 2004.  Excluding Vista, this year’s dollar sales were up 24 percent, driven by higher values received from international pork sales.

•                  Volume was down 1 percent compared with last year.

•                  Operating profit was down 32 percent, due principally to Vista’s removal from our portfolio.

General Corporate Expense

•                  Expenses were lower in 2005 because 2004 included expenses related to the realignment of the company’s sales organization.

DIVIDENDS

Effective February 15, 2005, the company paid its 306th consecutive quarterly dividend.  The annual rate is $.52 per share.

CONFERENCE CALL

A conference call will be Webcast at 8:00 a.m. CT on Tuesday, February 22, 2005.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 3993088.  The Webcast replay will be available at 12:00 (noon) CT, February 22, and archived for one year.  Listening to the Webcast requires speakers and Microsoft’s Windows Media Player.  If you do not have Media Player, you may download it for free at http://www.microsoft.com/windows/windowsmedia/download/default.asp.  The audio replay will be available beginning at 9:00 a.m. CT on Tuesday, February 22, 2005, through 11:00 p.m. CT on March 17, 2005.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry.  The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  In 2001, 2002, 2003 and 2004, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products that are highly regarded for quality, taste, nutrition, convenience and value.  For more information, visit www.hormel.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the Cautionary Statement Relevant to Forward-Looking Statements and Information that appears on Exhibit 99.1 of the company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2004, which can be accessed at http://www.hormel.com

Segment Data

Fiscal 2005 First Quarter Segment Operating Results (in Thousands)

	FIRST QUARTER – 13 WEEKS ENDED
SALES	January 30, 2005	January 24, 2004	% Change
Grocery Products	$193,825	$183,836	5.4
Refrigerated Foods	648,432	544,624	19.1
Jennie-O Turkey Store	261,082	237,535	9.9
Specialty Foods	110,092	112,183	(1.9)
All Other	58,000	57,355	1.1
Total	$1,271,431	$1,135,533	12.0

OPERATING PROFIT
Grocery Products	$34,944	$34,383	1.6
Refrigerated Foods	35,866	29,789	20.4
Jennie-O Turkey Store	34,398	22,227	54.8
Specialty Foods	3,541	4,718	(24.9)
All Other	4,297	6,323	(32.0)
Total segment operating profit	113,046	97,440	16.0
Net interest and investment income	(2,169)	(3,608)	39.9
General corporate expense	(8,445)	(12,216)	30.9
Income before tax	$102,432	$81,616	25.5

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share amounts)

	Thirteen Weeks Ended
	1-30-2005	1-24-2004

Net sales	$1,271,431	$1,135,533

Cost of products sold	959,618	863,757

GROSS PROFIT:	311,813	271,776

Expenses:
Selling and delivery	137,791	125,773

Marketing	31,726	25,867

Administrative & general	40,622	36,618

TOTAL EXPENSES:	210,139	188,258

Equity in earnings of affiliates	2,927	1,706

OPERATING INCOME:	104,601	85,224

Other income & expenses:
Interest & investment income	4,605	3,202

Interest expense	(6,774)	(6,810)

EARNINGS BEFORE INCOME TAXES:	102,432	81,616

Provision for income taxes	37,958	29,790
(effective tax rate)	37.06%	36.50%

NET EARNINGS	$64,474	$51,826

NET EARNINGS PER SHARE (Basic)	$.47	$.37
NET EARNINGS PER SHARE (Diluted)	$.46	$.37

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	January 30, 2005	October 30, 2004
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$145,205	$288,881
Accounts receivable	282,359	272,738
Inventories	472,865	425,655
Deferred income taxes	28,811	29,254
Prepaid expenses & other current assets	14,092	12,875

TOTAL CURRENT ASSETS	943,332	1,029,403

INTANGIBLES	552,231	512,942

OTHER ASSETS	292,088	287,386

PROPERTY, PLANT & EQUIPMENT, NET	817,753	704,237

TOTAL ASSETS	$2,605,404	$2,533,968

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$488,424	$464,366

LONG-TERM DEBT – LESS CURRENT MATURITIES	361,495	361,510

OTHER LONG-TERM LIABILITIES	304,924	308,844

SHAREHOLDERS’ INVESTMENT	1,450,561	1,399,248

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,605,404	$2,533,968

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
	1-30-2005	1-24-2004
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$64,474	$51,826
Adjustments to reconcile to net cash provided byoperating activities:
Depreciation	24,137	21,275
Amortization of intangibles	2,023	1,750
Equity in earnings of affiliates	(2,739)	(1,358)
Provision for deferred income taxes	(5,885)	(2,597)
Loss on property/equipment sales and plant facilities	181	0
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	17,084	25,112
Increase in inventories, prepaid expenses, andother current assets	(16,921)	(44,384)
Decrease in accounts payable and accrued expenses	(3,894)	(21,280)
Other	1,477	806
NET CASH PROVIDED BY OPERATING ACTIVITIES	79,937	31,150

INVESTING ACTIVITIES
Purchase of held-to-maturity securities	0	(3,250)
Acquisitions of businesses	(188,243)	(2,070)
Purchases of property / equipment	(24,761)	(15,830)
Proceeds from sales of property / equipment	514	604
Decrease (Increase) in investments, equity in affiliates, net pension assets, and other assets	952	(3,161)
NET CASH USED IN INVESTING ACTIVITIES	(211,538)	(23,707)

FINANCING ACTIVITIES
Principal payments on long-term debt	(15)	(2,351)
Dividends paid on common stock	(15,516)	(14,550)
Stock repurchase	(1,229)	(8,711)
Other	4,685	2,131
NET CASH USED IN FINANCING ACTIVITIES	(12,075)	(23,481)
DECREASE IN CASH AND CASH EQUIVALENTS	(143,676)	(16,038)
Cash and cash equivalents at beginning of year	288,881	97,976
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$145,205	$81,938